                                                                    Exhibit 99.1


NEWS RELEASE

FOR IMMEDIATE RELEASE
---------------------

CONTACT:   Mason N. Carter, Chairman & CEO
           973-575-1300, ext. 1202
           mnc@merrimacind.com



       MERRIMAC REPORTS RECORD FOURTH QUARTER AND FISCAL YEAR 2003 SALES
                     AND PROFITABLE FOURTH QUARTER RESULTS



WEST CALDWELL, N.J., APRIL 1, 2004: Merrimac Industries, Inc. (AMEX: MRM), a leader in the design and manufacture of RF Microwave components, assemblies and micro-multifunction modules (MMFM(R)), today announced results for the fourth quarter and fiscal year 2003.

Sales for the fourth quarter of 2003 were $7,841,000, establishing a quarterly record for the Company and a 47.4 percent increase compared to fourth quarter 2002 sales of $5,318,000, due to an improvement in orders received earlier in the year and higher backlog going into the fourth quarter. Fourth quarter 2003 sales included $226,000 from the settlement of rate increases in prior year contract costs on certain U.S. Government contracts.

Operating income in the fourth quarter totaled $581,000, including $210,000 of income from such rate increases on prior year contract costs. Operating income of $581,000 was impacted by a personnel restructuring charge of $31,000 recorded in the fourth quarter of 2003. Fourth quarter 2003 operating income compares to an operating loss of $1,916,000 for the fourth quarter of 2002, which included a personnel restructuring charge of $270,000. Operating results for the fourth quarter improved as a result of increased sales, improved facilities utilization and the favorable impact from cost management initiatives instituted earlier in 2003, including a $422,000 or 51.6 percent planned reduction in research and development costs in the fourth quarter of 2003 compared to the fourth quarter of 2002.

Net income for the fourth quarter of 2003 was $500,000 compared to a net loss of $2,281,000 for the fourth quarter of 2002. Net income per share was $.16 for the fourth quarter of 2003, which included $.07 from rate increases on prior year contract costs, compared to a net loss per share of $.73 reported for the fourth quarter of 2002. The net loss for the fourth quarter of 2002 also included a non-cash valuation allowance of $645,000 ($.21 per share) against certain previously recorded deferred tax assets, as discussed below.

For fiscal year 2003, sales of $27,322,000 were also a record for the Company. This represents an 11.2 percent increase compared to sales of $24,570,000 for fiscal year 2002. Operating loss for fiscal year 2003 totaled $856,000, which includes aggregate personnel restructuring charges of $160,000 recorded in the last three quarters, compared to an operating loss of $1,723,000 for fiscal year 2002, which included combined personnel restructuring charges of $510,000 in the second and fourth quarters of 2002. Expenses associated with bank modification agreements incurred during the second quarter, additional professional fee expenses and the accelerated amortization of deferred financing costs in connection with our prior bank facilities totaled approximately $400,000, and impacted results for fiscal year 2003. In addition, fiscal 2003 included $210,000 of income from the settlement of rate increases previously noted and research and development expenses decreased $992,000 compared to fiscal 2002.

For fiscal year 2003, the net loss was $914,000, which includes the aggregate impact of personnel restructuring charges of $160,000 recorded during the last three quarters of 2003, gains on the dispositions of assets of $104,000, $210,000 of income from increases on prior year contract rates, and $400,000 of expenses associated with the bank modification agreements. Net loss for fiscal year 2002 was $2,135,000, which included the impact of combined personnel restructuring charges of $510,000 in the second and fourth quarters of 2002. The 2002 net loss also included a non-cash valuation allowance of $645,000 against certain previously recorded deferred tax assets.

For fiscal year 2003, the net loss per share was $.29, which includes the aggregate impact of $.05 per share personnel restructuring charges taken during the last three quarters of 2003, gains on the dispositions of assets of $.03 per share, $.07 of income from increases on prior year contract rates, and $.13 of expenses associated with the bank modification agreements. Net loss per share for fiscal year 2002 was $.69, which included the impact of the $.17 per share combined personnel restructuring charges reported in the second and fourth quarters of 2002 and the $.21 per share valuation allowance against deferred tax assets recorded in the fourth quarter of 2002.

The backlog at year-end 2003 was $12.4 million, an increase of $2.4 million or approximately 23.4 percent compared to the backlog of $10.0 million at year-end 2002. Orders received during the fourth quarter of 2003 totaled $8.1 million and were approximately 2.7 percent above fourth quarter 2003 sales. Orders received for fiscal year 2003 totaled $29.7 million, approximately 8.6 percent above fiscal year 2003 sales.

The decline in gross profit percentage during 2003 to 38.7 percent from 42.6 percent in 2002 was primarily attributable to competitive pricing, additional production costs above anticipated costs, increases in depreciation and other occupancy expenses related to expansion and the underutilization of manufacturing facilities.

Chairman and CEO Mason N. Carter commented, "We clearly benefited from actions taken in much of 2003 by restructuring and streamlining our operations. These actions combined with a strong defense segment, along with some pick-up in the wireless telecom market, culminated in greatly improved Fourth Quarter sales and profitable operating results.

Mr. Carter continued, "While one quarter is not a trend, it is a big first step to significantly improving our operating performance. Our Key Account program, leading product development and never-ending process improvement programs, position us well for what we hope will be a strong economic rebound in the general economy as well as in our focused market segments. Our Key Account customers are becoming more aware that the tangible value Merrimac supplies is passed on to our customers and this provides increased value to their customers."

Investors are invited to participate in the financial results conference call on Thursday April 1, 2004 at 4:30 p.m. (Eastern) by dialing 1-800-915-4836 (for International callers: 1-973-317-5319) ten minutes prior to the scheduled start time, and reference the Merrimac Industries fourth quarter 2003 conference call. For those unable to participate, a replay will be available for seven days by dialing 1-800-428-6051, or 1-973-709-2089 for international callers, passcode number 348168.

This conference call will also be broadcast live over the Internet by logging on to the web at this address:

          http://www.firstcallevents.com/service/ajwz403089094gf12.html

If you are unable to participate during the live webcast, a link to the archived webcast will be listed on the Merrimac Industries, Inc. website http://www.merrimacind.com .


ABOUT MERRIMAC

Merrimac Industries, Inc. is a leader in the design and manufacture of Multi-Mix PICO(TM) RF Microwave components, assemblies and micro-multifunction modules
(MMFM), serving the wireless telecommunications industry worldwide with enabling technologies for space, defense and commercial applications. Merrimac is focused on providing Total Integrated Packaging Solutions(R) with Multi-Mix(R) Microtechnology, a leading edge competency providing value to our customers through miniaturization and integration. The Multi-Mix(R) process for microwave, multilayer integrated MMFM circuitry is a patented method developed by Merrimac Industries based on fluoropolymer composite substrates. The fusion bonding of multilayer structures provides a homogeneous dielectric medium for superior electrical performance at microwave frequencies. The bonded layers may incorporate embedded semiconductor devices, MMICs, etched resistors, passive circuit elements and plated-through via holes to form a three-dimensional subsystem enclosure that requires no further packaging. Merrimac Industries facilities are registered under ISO 9000, an internationally developed set of quality criteria for manufacturing operations.

Merrimac Industries, Inc. and its subsidiary Filtran Microcircuits Inc., are located in West Caldwell, NJ, San Jose, Costa Rica and Ottawa, Ontario, Canada, and have approximately

210 co-workers dedicated to the design and manufacture of signal processing components, gold plating of high-frequency microstrip, bonded stripline and thick metal-backed Teflon (PTFE) micro-circuitry and subsystems providing Total Integrated Packaging Solutions(R) for wireless applications. Merrimac (MRM) is listed on the American Stock Exchange. Multi-Mix(R), Multi-Mix PICO(TM), MMFM(R)and Total Integrated Packaging Solutions(R)are trademarks of Merrimac Industries, Inc. For more information about Merrimac Industries, Inc. and Filtran Microcircuits Inc., please visit http://www.merrimacind.com and http://www.filtranmicro.com .

This press release contains statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: risks associated with demand for and market acceptance of existing and newly developed products as to which the Company has made significant investments, particularly its Multi-Mix(R)products; general economic and industry conditions; slower than anticipated penetration into the satellite communications, defense and wireless markets; the risk that the benefits expected from the acquisition of Filtran Microcircuits Inc. are not realized; the ability to protect proprietary information and technology; competitive products and pricing pressures; risks relating to governmental regulatory actions in communications and defense programs; and inventory risks due to technological innovation and product obsolescence, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

                            MERRIMAC INDUSTRIES, INC.
                SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                              Quarter Ended
                                                                              -------------
                                                                               (Unaudited)
                                                                               -----------
                                                                        January 3,      December 28,
                                                                           2004             2002
                                                                        ----------       ----------
Net sales                                                               $7,841,000       $5,318,000
Gross profit                                                             3,369,000        1,671,000
Selling, general and administrative expenses                             2,361,000        2,499,000
Research and development                                                   396,000          818,000
Restructuring charge                                                        31,000          270,000
Operating income (loss)                                                    581,000       (1,916,000)
Interest and other expense, net                                           (107,000)         (48,000)
Income (loss) before income taxes                                          474,000       (1,964,000)(a)
Provision (benefit) for income taxes                                       (26,000)         317,000 (a)
Net income (loss)                                                          500,000       (2,281,000)(a)

Net income (loss) per common share - basic and diluted                        $.16            $(.73)(a)

Weighted average number of shares outstanding - basic                    3,121,000        3,128,000
Weighted average number of shares outstanding - diluted                  3,130,000        3,128,000


                                                                                Year Ended
                                                                                ----------
                                                                        January 3,      December 28,
                                                                           2004             2002
                                                                       ------------     ------------
Net sales                                                              $27,322,000      $24,570,000
Gross profit                                                            10,577,000       10,466,000
Selling, general and administrative expenses                             9,536,000        8,950,000
Research and development                                                 1,737,000        2,729,000
Restructuring charges                                                      160,000          510,000
Operating loss                                                            (856,000)      (1,723,000)
Interest and other expense, net                                           (271,000)        (175,000)
Gain on disposition of assets                                              104,000                -
Loss before income taxes                                                (1,023,000)      (1,898,000)(b)
Provision (benefit) for income taxes                                      (109,000)         237,000 (b)
Net loss                                                                  (914,000)      (2,135,000)(b)

Net loss per common share - basic and diluted                                $(.29)           $(.69)(b)

Weighted average number of shares outstanding - basic and diluted        3,121,000        3,074,000

----------

(a) Reflects the effects of the fourth quarter 2002 restructuring charge which increased the net loss by $270,000 or $.09 per share for the fourth quarter of 2002, and a tax provision to establish a $645,000 valuation allowance (or $.21 per share) against deferred tax assets.

(b) Reflects the effects of the second and fourth quarter restructuring charges which increased the net loss by $510,000 or $.17 per share for fiscal year 2002, and a tax provision to establish a $645,000 valuation allowance (or $.21 per share) against deferred tax assets.

                            MERRIMAC INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                              January 3, 2004  December 28, 2002
                                              ---------------  -----------------
ASSETS

Current assets:
   Cash and cash equivalents                    $    453,000     $  3,611,000
   Income tax refunds receivable                     136,000          301,000
   Accounts receivable                             6,299,000        3,801,000
   Inventories                                     3,188,000        4,015,000
   Other current assets                              482,000          318,000
   Deferred tax assets                             1,055,000          945,000
                                                ------------     ------------
   Total current assets                           11,613,000       12,991,000
Property, plant and equipment, net                17,222,000       19,282,000
Restricted cash                                    1,500,000                -
Other assets                                         854,000          818,000
Deferred tax assets, non-current                     573,000          905,000
Goodwill                                           3,123,000        2,491,000
                                                ------------     ------------
Total Assets                                    $ 34,885,000     $ 36,487,000
                                                ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Current portion of long-term debt            $    954,000     $  6,240,000
   Other current liabilities                       3,341,000        3,134,000
   Total current liabilities                       4,295,000        9,374,000
   Long-term debt, net of current portion          4,208,000          429,000
   Deferred compensation                              89,000          123,000
   Deferred liabilities                               48,000          156,000
   Deferred tax liabilities                        1,407,000        1,703,000
                                                ------------     ------------
   Total liabilities                              10,047,000       11,785,000

Stockholders' equity                              24,838,000       24,702,000
                                                ------------     ------------
Total Liabilities and
    Stockholders' Equity                        $ 34,885,000     $ 36,487,000
                                                ============     ============
